As filed with the Securities and Exchange Commission on June 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARMATA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4503 Glencoe Avenue

Marina del Rey, California 90292

(Address of Principal Executive Offices) (Zip Code)

Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan

Armata Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan

C3J Jian, Inc. Amended 2006 Stock Option Plan

C3J Therapeutics, Inc. 2016 Stock Plan

(Full titles of the plans)

Todd R. Patrick

Chief Executive Officer

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue

Marina del Rey, California 90292

(Name and address of agent for service)

(310) 655-2928

(Telephone number, including area code, of agent for service)

Copies to:

Todd R. Patrick Armata Pharmaceuticals, Inc. 4503 Glencoe Avenue Marina del Rey, California 90292 (310) 655-2928	Faith L. Charles Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, New York 10017-4611 (212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)
2016 Equity Incentive Plan	1,102,690 (3)	$2.93	$3,230,881.70	$391.59
2016 Employee Stock Purchase Plan	2,142 (6)	$2.93	$6,276.06	$0.77
C3J Jian, Inc. Amended 2006 Stock Option Plan	135,970 (4)	$2.93	$398,392.10	$48.29
C3J Therapeutics, Inc. 2016 Stock Plan	408,882 (5)	$2.93	$1,198,024.26	$145.21
Total	1,649,684 shares	—	$4,833,574.12	$585.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock (“Common Stock”) that become issuable under the Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan (the “Armata 2016 Plan”) or the Armata Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan (the “Armata 2016 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s Common Stock on June 7, 2019, as reported on the NYSE American.

(3)	Represents (i) 987,354 shares of Common Stock added to the shares authorized for issuance under the Armata 2016 Plan pursuant to an amendment to such plan approved by the registrant’s shareholders at a special meeting of the registrant’s shareholders held on May 8, 2019 and (ii) 115,336 shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 Plan on January 1, 2019 pursuant to an “evergreen” provision contained in the Armata 2016 Plan. Pursuant to such “evergreen” provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 Plan is automatically increased by: (a) a number equal to 5% of the total number of shares of the registrant’s capital stock outstanding on December 31st of the preceding calendar year, or (b) a lesser number of shares determined by the registrant’s board of directors (the “Board”).

(4)	Represents shares of Common Stock reserved for issuance upon settlement of outstanding C3J Therapeutics, Inc. (“C3J”) stock options granted under the C3J Jian, Inc. Amended 2006 Stock Option Plan (the “Assumed 2006 Plan”), which was assumed by the Registrant. No additional awards will be made under the Assumed 2006 Plan.

(5)	Represents shares of Common Stock reserved for issuance upon settlement of outstanding C3J stock options and restricted stock awards granted under the C3J Therapeutics, Inc. 2016 Stock Plan (the “Assumed 2016 Plan”), which was assumed by the registrant. No additional awards will be made under the Assumed 2016 Plan.

(6)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 ESPP on January 1, 2019 pursuant to an “evergreen” provision contained in the Armata 2016 ESPP. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of the registrant’s capital stock outstanding on December 31st of the preceding calendar year; (b) 2,142 shares; or (c) a number determined by the Board that is less than (a) and (b).

EXPLANATORY NOTE

On May 9, 2019, Armata Pharmaceuticals, Inc. (f/k/a AmpliPhi Biosciences Corporation) (the “Registrant”), completed a business combination with C3J Therapeutics, Inc. (“C3J”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 3, 2019 (as amended on March 25, 2019, the “Merger Agreement”), among the Registrant, C3J, and Ceres Merger Sub, Inc., a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant assumed the Assumed 2006 Plan and the Assumed 2016 Plan, and all of the outstanding C3J stock options and restricted stock awards granted under the Assumed 2006 Plan and the Assumed 2016 Plan were converted into and became stock options and restricted stock awards in the Registrant.

In addition, this Registration Statement on Form S-8 is being filed for the purpose of registering the following:

•	(i) 987,354 shares of Common Stock added to the shares authorized for issuance under the Armata 2016 Plan pursuant to an amendment to such plan approved by the Registrant’s shareholders at a special meeting of the Registrant’s shareholders held on May 8, 2019 and (ii) 115,336 shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 Plan on January 1, 2019 pursuant to an “evergreen” provision contained in the Armata 2016 Plan. Pursuant to such “evergreen” provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 Plan is automatically increased by: (a) a number equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, or (b) a lesser number of shares determined by the board of directors (the “Board”).

•	2,142 shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 ESPP on January 1, 2019 pursuant to an “evergreen” provision contained in the Armata 2016 ESPP. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year; (b) 2,142 shares; or (c) a number determined by the Board that is less than (a) and (b).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plan are effective. The Registrant previously registered shares of its Common Stock for issuance under the 2016 Plan under Registration Statements on Form S-8 filed with the Commission on June 22, 2016 (File No. 333-212183), May 1, 2017 (File No. 333-217563), November 14, 2017 (File No. 333-221564) and March 28, 2018 (File No. 333-223987). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

The following documents, which we have filed with the Commission, are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 25, 2019;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 6, 2019;

•	The Company’s Proxy Statement on Schedule 14A, filed with the Commission on April 4, 2019, as amended;

•	The Company’s Current Reports on Form 8-K, filed with the Commission on January 4, 2019, January 14, 2019, January 15, 2019, February 7, 2019, and May 10, 2019; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on August 18, 2015, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this registration statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.2	Articles of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 24, 2017).

4.3	Articles of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 8, 2018).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2019).

4.5	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2019).

5.1	Opinion of Thompson Hine LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Thompson Hine LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan, as amended.

99.2	C3J Jian, Inc. Amended 2006 Stock Option Plan (the “Assumed 2006 Plan”).

99.3	C3J Therapeutics, Inc. 2016 Stock Plan (the “Assumed 2016 Plan”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, State of California on June 10, 2019.

Armata Pharmaceuticals, Inc.

By:	/s/ Todd R. Patrick
Todd R. Patrick
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints each of Todd R. Patrick and Steve R. Martin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Todd R. Patrick	Chief Executive Officer and a Director	June 10, 2019
Todd R. Patrick	(Principal Executive Officer)

/s/ Steve R. Martin	Chief Financial Officer	June 10, 2019
Steve R. Martin	(Principal Financial and Accounting Officer)

/s/ Richard Bastiani, Ph.D.	Chairman of the Board of Directors	June 10, 2019
Richard Bastiani, Ph.D.

/s/ Michael S. Perry, Ph.D.	Director	June 10, 2019
Michael S. Perry, Ph.D.

/s/ Jeremy Curnock Cook	Director	June 10, 2019
Jeremy Curnock Cook

/s/ Richard Bear	Director	June 10, 2019
Richard Bear

/s/ H. Stewart Parker	Director	June 10, 2019
H. Stewart Parker

/s/ Joseph M. Patti, Ph.D.	Director	June 10, 2019
Joseph M. Patti, Ph.D.